Exhibit 10.5

MEMBERSHIP INTEREST PURCHASE AGREEMENT

AfiyaSasa Africa, LLC / Xcelerate

This Membership Interest Purchase Agreement (this “Agreement”), effective December ___, 2021 (the “Effective Date”), is hereby entered into by AfiyaSasa Africa, LLC, a Wyoming limited liability company (“ASA”), and Xcelerate, Inc., a Florida corporation, (“Xcelerate”). ASA and Xcelerate are collectively hereinafter referred to as the “Parties”, and each a “Party”.

1.       Extent of Membership Interest Purchased and Capital Contribution. In consideration for Capital Contributions as defined in this Section 1, the sufficiency of which are hereby acknowledged and agreed to, ASA hereby issues to Xcelerate a fifty-one percent (51%) Percentage Interest in ASA (the “Subject Interest”). Xcelerate, by authorized signature below, hereby understands, acknowledges and agrees to all terms and conditions set forth in the Operating Agreement, as amended a copy of which ASA has submitted to Xcelerate, and further understands, acknowledges and agrees to all limitations upon the rights and benefits appurtenant to the Subject Interest acquired by or through this Agreement and to be bound by all corresponding Member duties and obligations, each as set forth in the Operating Agreement. Specifically, as conditions precedent and subsequent to ASA’s issuance of and Xcelerate’s acquisition of the Subject Interest, Xcelerate shall make the following Capital Contributions and terms relevant thereto:

a.	Immediately upon execution of this Agreement, Xcelerate shall allocate and issue four million (4,000,000) restricted shares of common stock of Xcelerate, to ASA for issuance to executive employees and officers of ASA as bonus compensation for service to ASA beginning April 1, 2022. The persons to receive these shares and the number of shares to be received by each person shall be determined by the Managers of the LLC.

b.	In addition to the shares of Xcelerate common stock referenced in (a) above, on or before March 31, 2022, Xcelerate shall pay to ASA $320,000 (US) as part of the consideration for issuance of membership interests in ASA to Xcelerate as more fully described herein. The initial $320,000 shall be paid as follows; $20,000 within 10 days of the signing of the agreement, $150,000 by the 31st of January 2022 and $150,000 by the 31st of March 2022.

c.	The Operating Agreement shall be amended or restated in a manner acceptable to the Parties to reflect, among other things that there shall be 3 Managers of the LLC. Xcelerate shall appoint one manager, who shall have one whole vote on all matters and the remaining Members shall appoint 2 additional Managers, each of whom will have one vote on all matters.

d.	Xcelerate shall arrange additional financing of up to $5 million. Upon the completion of the first $1,000,000 of funding. Xcelerate shall be entitled to one additional manager who shall have one whole vote and ASA shall be entitled to one seat on the board of Xcelerate. The Managers of the LLC shall agree and prepare a budget for the business of the LLC, which shall include all anticipated capital requirements. Xcelerate shall utilize its best efforts to arrange for the LLC to receive the referenced capital required to grow the business.

e.	In the event Xcelerate is unable to provide the necessary capital the remaining Members of the LLC shall either (i) find a replacement to Xcelerate, who shall be obligated to purchase Xcelerate’s Member Interest herein for $320,000, or whatever the capital contribution of Xcelerate might be at that time, whichever is greater, or (ii) sell the LLC business and assets or (iii) dissolve and liquidate the LLC. Additionally, all of the shares issued pursuant to 1(a) above shall be returned to Xcelerate.

2.       Additional Covenants of Xcelerate.

a. Capacity and Authority. The natural person signing on behalf of Xcelerate has full legal capacity, right, power and authority to execute and deliver this Agreement as of the time this Agreement and Xcelerate has duly and validly executed the same. Xcelerate has full legal capacity, right, power and authority to perform its obligations hereunder. The terms and conditions set forth in this Agreement constitute valid and binding obligations of Xcelerate, enforceable in accordance (t)herewith. Xcelerate is authorized and otherwise fully qualified to purchase and hold the Subject Interest and to execute and deliver this Agreement. Xcelerate has not been formed for the specific purpose of acquiring the Subject Interest.

b. Acquisition for Own Account. Xcelerate is purchasing and acquiring the Subject Interest solely for its own account for investment for an indefinite holding period, not as a nominee or agent, and not with a view toward or for resale or other future distribution or disbursement in whole or part in connection with the acquisition thereof, and Xcelerate has no present intention of selling, granting any participation in, or otherwise transferring the same. Xcelerate is purchasing the Subject Interest with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating directly or indirectly in a distribution of the Subject Interest. Xcelerate is the sole and only party in interest, and it is not purchasing the Subject Interest for the benefit of any other person. No one other than Xcelerate will have any interest in, or any right to acquire, the Subject Interest or any part thereof, nor does anyone other than Xcelerate have any interest in acquisition of the Subject Interest under this Agreement. ASA reasonably believes after reasonable investigation that Xcelerate is purchasing the Subject Interest solely for investment.

c. Sophistication. Xcelerate has such knowledge and experience in financial and business matters that Xcelerate, as a sophisticated investor, is fully capable of evaluating the merits and risks of such investment in, and purchase and acquisition of, the Subject Interest.

d. Ability to Bear Economic Risk. Xcelerate acknowledges that purchase of and investment in the Subject Interest involves a high degree of risk, up to and including loss of the entirety of funds provided by Xcelerate in relation to this Agreement. Xcelerate, its advisers, if any, and its designated representatives, if any, realize that because of the inherently speculative nature of the capital allocation strategies contemplated by ASA, the results of ASA’s operations may be expected to fluctuate from accounting period to accounting period, and generally will involve a high degree of financial and market risk that can result in substantial or at times even a total loss. Xcelerate represents that Xcelerate is able, without materially impairing Xcelerate’s financial condition, to hold the Subject Interest for an indefinite period of time, to suffer a complete loss of Xcelerate’s investment and to bear all economic risks of investment in and purchase and acquisition of the Subject Interest for an indefinite period of time. Xcelerate has adequate means of providing for current and anticipated financial needs and contingencies and has no need for liquidity of the Subject Interest acquired hereunder. Xcelerate’s overall commitment to investments that are comparable in risk to the Subject Interest is not disproportionate to Xcelerate’s net worth, and Xcelerate’s investment in the Subject Interest will not cause such overall commitment to become excessive.

e. Reasonable Access to and Full and Fair Disclosure of All Material ASA Information. Xcelerate acknowledges its receipt of the business disclosures heretofore made by ASA to Xcelerate, incorporated herein and integrated herewith by this reference, plus ASA’s internal financial due diligence documents (the “ASA Financial Documents”) collectively appended hereto as Exhibit 1, incorporated herein and integrated herewith by this reference. With respect to ASA and the Subject Interest, Xcelerate, its advisers, if any, and its designated representatives, if any, have been given reasonable access and have received full and fair disclosure to their satisfaction of the type of information and documentation normally provided in a prospectus for a registered securities offering, including without limitation that information referenced in Sections 10(a)(1), 10(c) and 27 of the Securities Act (15 U.S.C. §§ 77j(a)(1), 77j(c) and 77aa) and Securities and Exchange Commission Rules 408, 421 and 427 (17 CFR §§ 230.408, 230.421 and 230.427). Among such information and documentation are unaudited financial projections, including without limitation cash flow projections and a pro forma. Such financial records reflect that the proceeds of this Agreement, i.e. the financial consideration provided by Xcelerate in exchange for the Subject Interest, shall be used by ASA to fund its debts and operations as heretofore disclosed to Xcelerate by ASA. Xcelerate understands and acknowledges that such financial records are unaudited and prepared internally. With respect to any forecasts, projections of results and other forward looking statements and information provided to Xcelerate by or on behalf of ASA, Xcelerate acknowledges that such statements were prepared based upon assumptions deemed reasonable by ASA at the time of preparation. There is no assurance that such statements will prove accurate, and ASA has no obligation to update such statements. In connection with the same, Xcelerate, its advisers, if any, and its designated representatives, if any, have been afforded a reasonable opportunity to obtain any information and documentation necessary to verify for their own account, without reliance upon any representations or warranties by ASA, the accuracy, probability and viability of any information set forth in connection with this Agreement and the Subject Interest purchased and acquired hereunder or otherwise furnished by ASA, have had all of their inquiries to ASA answered to their satisfaction, and have been furnished with all information requested in writing relating to ASA, the terms of the transactions contemplated by this Agreement, and the offering, purchase and acquisition of the Subject Interest hereunder, including all material information concerning the application of the funds represented thereby. Xcelerate, its advisers, if any, and its designated representatives, if any, have relied only on the information contained in this Agreement and the Operating Agreement, and their independent review, assessment and evaluation of any information provided and referenced under this Section 4(e), furnished or made available to them at their written request by ASA, and subject to the limitations and qualifications set forth in this Agreement.

f. No Reliance. In making its decision to purchase the Subject Interest, Xcelerate has relied solely upon independent investigations made by it or its duly appointed and qualified representatives. Xcelerate is not relying on ASA or any of ASA’s Managers with respect to the tax and other economic considerations involved in the transaction contemplated by this Agreement.

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g. No General Solicitation. Xcelerate is not acquiring the Subject Interest purchased and conferred under this Agreement as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented through the Internet, or presented at any seminar or general meeting, or any solicitation by a person not previously known to Xcelerate in connection with investments generally. No advertisement, article, notice or other communication published in any newspaper, magazine, or similar medium or broadcast over television or radio, has been used in connection with the sale of the Subject Interest.

h. Xcelerate Information. All of the information that Xcelerate has heretofore furnished, or which is set forth herein, is correct and complete as of the date of this Agreement, and if there should be any material change in such information, Xcelerate will immediately furnish revised or corrected information to ASA.

i. Sufficient Knowledge and Experience. Management of Xcelerate has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of investments generally and of this investment in the Subject Interest in particular and is able to bear the economic risk of this investment with the full understanding that it can lose the entire investment.

j. No Cancellation or Revocation. Except as provided herein, Xcelerate agrees that it is not entitled to cancel, terminate or revoke this Agreement or any transactions hereunder.

k. Survival. Xcelerate hereby acknowledges that this Agreement, and any agreements of Xcelerate thereunder shall survive the shutdown, dissolution or termination of Xcelerate, as applicable, and shall be binding upon and inure to the benefit of ASA, and Xcelerate, and their respective principals, administrators, trustees, successors, assignees and legal representatives, as applicable.

l. Information Submitted By Xcelerate. All of the information that Xcelerate has heretofore furnished, or which is set forth herein, is correct and complete as of the date of this Agreement, and if there should be any material change in such information, Xcelerate will immediately furnish revised or corrected information to ASA.

m. No Brokers. There shall not in any event or under any circumstance be any commission, discount, or other remuneration, excluding legal, accounting and printing fees, paid or given directly or indirectly by Xcelerate or ASA or any other person or entity to any party, including without limitation any brokers, dealers or sales persons, in order to facilitate the sale and purchase of the Subject Interest or otherwise in connection with or in relation to this Agreement or the transaction contemplated hereunder.

n. ASA’s Right to Rely on Xcelerate Covenants. Xcelerate understands and acknowledges to ASA that this Agreement and the Subject Interest purchased and conferred hereunder are being offered and provided in reliance upon certain self-executing exemptions from registration, including without limitation the self-executing exemption as a transaction by an issuer not involving any public offering, pursuant to Section 4(a)(2) of the Securities Act.

3. Governing Law and Dispute Resolution. This Agreement, the interpretation and enforcement hereof, all transactions contemplated herein, all matters related to the Subject Interest and the issuance and acquisition thereof to and by Xcelerate, and all other matters contemplated hereunder, and any disputes in relation thereto, shall be governed by, interpreted and construed in accordance with the laws of the State of Wyoming, subject to applicable securities laws of the United States. In any event, in any action or other proceeding arising out of, in connection with, or pursuant to this Agreement, the prevailing party shall be entitled to recover that party’s reasonable costs, expenses, and attorneys' fees.

4. Interpretation. The headings of sections and paragraphs in this Agreement are for convenience only and shall not be construed in any way to limit or define the content, scope, or intent of the provisions hereof. As used in this Agreement, the singular shall include the plural, and masculine, feminine, and neuter pronouns shall be fully interchangeable where the context so requires. If any provisions of this Agreement, or any paragraph, sentence, clause, phrase, or word, or the application thereof, in any circumstance, is adjudicated by a court of competent jurisdiction to be invalid or unenforceable, the validity and enforceability of the remainder of this Agreement shall be construed as if such invalid or unenforceable part was never included herein.

5. Construction and Amendment. This Agreement shall not be amended, modified, or altered except by a written document duly executed by Xcelerate and an actually authorized signatory of ASA that is permitted under the Operating Agreement and consistent with the terms and conditions thereof. The Parties hereby waive the application of any and all rules of law respecting the construction of ambiguous provisions which may exist in this Agreement against the party who, or whose attorney or agent, drafted such provisions.

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6. Entire Agreement. This Agreement, its Exhibit, and all documents and instruments executed pursuant to this Agreement or contemporaneously herewith, including without limitation the Operating Agreement to the extent applicable, set forth the entire agreement between the Parties pertaining to the subject hereof and supersede any and all prior negotiations, agreements, understandings, and dealings, whether written or oral as to such subject, but not as to any interests in ASA previously acquired by Xcelerate under or in relation to the Operating Agreement. Except in connection with such previously acquired interests, no other promises, representations, warranties, assurances, understandings, or agreements have been made by or to, or have been or will hereafter be relied upon by any Party or any officer, director, shareholder, member, partner, agent, representative, attorney or other person acting on behalf of any Party.

7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 (e.g., www.docusign.com), as duly modified.

8. Severability. If any provision of this Agreement, any related document or the application thereof to any person or circumstance shall be adjudicated by a court or other tribunal of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement, such related documents and the application (t)hereof shall not be affected, shall be construed as if the invalid, illegal or unenforceable provision was never included (t)herein, and shall be enforceable to the fullest extent permitted by law.

9. Notices. Any notice or other communication which any Party hereto may desire or may be required to give to any other Party shall be in writing, and shall be deemed given if and when personally delivered, or on the second business day after being deposited in United States registered or certified mail as indicated by the postmark thereon, return receipt requested, postage prepaid, or by verifiable electronic mail, addressed to a Party at the address set forth below, or to such other address as the Party to receive such notice may have designated to the other Party by notice in accordance herewith:

a)	If to ASA:

AfiyaSasa Africa, LLC

Attention: Dilan Ellegala, Manager

6846 East Stevens Road

Cave Creek, Arizona 85331

E-Mail: dbellegala@gmail.com

b)	If to Xcelerate:

Xcelerate Inc.

110 Renaissance Circle

Mauldin, SC 29662

Attn: Michael O’Shea, President

E-Mail: mfo@frgi.net

With a copy to:

Andrew I. Telsey, P.C.

E-Mail: andrew@telseylaw.com

The contact information for such notices and communications may be modified or updated without the need to amend this Agreement by providing notice as required in this Section 9.

10. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to one Party to this Agreement, whether or not upon any breach or default of the other Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by any Party of any breach or default under this Agreement, or any waiver by such Party of any provisions or conditions of this Agreement, must be in writing and executed by a signatory with full actual power and authority to bind such Party and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, or by law or otherwise afforded to each Party, shall be cumulative and not alternative.

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IN WITNESS WHEREOF, ASA and Xcelerate have executed this Agreement as of the date first set forth above.

AFIYASASA AFRICA, LLC,	XCELERATE INC.
a Wyoming limited liability company	a Florida corporation

By: /s/ Dilantha Ellegala	By: /s/ Michael O’Shea
Dilantha Ellegala, Manager	Michael O’Shea, President

By:  /s/ Doyle Word

Doyle Word, Manager

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